CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-190611 and 333-210336) of BMC Stock Holdings, Inc. of our report dated February 28, 2019, except with respect to our opinion on internal control over financial reporting insofar as it relates to the effects of the matter described in the penultimate paragraph of Management's annual report on internal control over financial reporting, as to which the date is August 9, 2019 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Amendment No.1 to Form 10‑K.
/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia
August 9, 2019